Exhibit 99.1

AMERICAN EAGLE OUTFITTERS

ACQUIRES TAILGATE CLOTHING COMPANY

RAISES THIRD QUARTER EPS GUIDANCE TO APPROXIMATELY $0.34, UP 55% TO LAST YEAR

COMPARABLE SALES GROW 9%

PITTSBURGH–November 3, 2015 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced the acquisition of Tailgate Clothing Company, which owns and operates Tailgate, a vintage, sports-inspired apparel brand with a college town store concept, and Todd Snyder New York, a premium menswear brand. Founder and Creative Director, Todd Snyder joins as Executive Vice President, reporting to Chad Kessler, Global Brand President, American Eagle Outfitters. Jimmy Olsson joins as Vice President and will continue to lead the day-to-day operations of Tailgate and Todd Snyder New York. The purchase price was approximately $11 million paid in cash and stock.

“We are thrilled to add these unique brands to our portfolio, which provide exciting new business opportunities,” said Jay Schottenstein, Interim CEO. “Todd and Jimmy bring exceptional creative talent and operational skills. They will continue to lead the business, as our organization remains focused on driving continued momentum and profit improvement. Capital investments in the Tailgate and Todd Snyder brands will be paced, with a test and scale approach based on profitability and return on investment.”

“Joining a leading American retailer is an exciting step for our brands and provides a strong foundation for future growth,” said Todd Snyder. “Our new Tailgate store concept is an ideal outlet to integrate AE jeans and apparel, creating a unique lifestyle destination on college campuses. I look forward to contributing to AEO’s future success.”

Todd Snyder joins with an extensive background in retail apparel. He launched the Tailgate brand in 1997, followed by his eponymous menswear collection in 2011. Prior to this, Todd spent more than two decades in retail apparel, including Designer for Polo Ralph Lauren, the Director of Menswear for the Gap, and SVP of Menswear at J. Crew. He was named GQ’s 2012 Best New Menswear Designer, and a 2012, 2013 and 2014 Council of Fashion Designers of America Award Nominee. Tailgate offers merchandise at www.tailgateclothing.com, as well as the first college town store operating in Iowa City, Iowa. The Tailgate store concept is based on a unique localized approach, with its merchandise collections bringing quality and style to traditional college apparel. Todd Snyder New York offers a premium menswear collection inspired by Savile Row craftsmanship, military tailoring, and a distinct New York sensibility. Todd Snyder New York is offered in select department stores and boutiques, as well as online at ToddSnyder.com.

Third Quarter Update

In the third quarter, comparable sales increased 9%. The company is raising its third quarter EPS expectation to approximately $0.34 per diluted share, representing growth of 55% from adjusted EPS of $0.22 last year. The previous EPS guidance range was $0.28 to $0.31. The guidance is from continuing operations and excludes potential asset impairment and restructuring charges.

“In a highly challenging retail environment, we are extremely pleased to see our AE and Aerie brand customers respond positively to product and quality enhancements. We continue to experience greater full-priced selling and less promotional activity, resulting in profit margin expansion,” said Jay Schottenstein. “As we look ahead, we are optimistic about the upcoming holiday season and will continue executing customer-focused initiatives while delivering returns to shareholders.”

The company will report third quarter financial results on December 2, 2015. The company will host a conference call and real time webcast at 4:15 p.m. Eastern Time on that date. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay.

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Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP to Non-GAAP EPS Reconciliation

(unaudited)

13 Weeks Ended November 1, 2014
GAAP Diluted EPS	$0.05
Add back: Asset Impairment and Corporate Overhead Reduction Charges(1):	0.17

Non-GAAP Diluted EPS	$0.22

(1)	Non-GAAP adjustments consist of $33.5 million of corporate and store asset impairments and $17.7 million of severance and related employee costs and corporate charges.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 125 international stores operated by licensees in 20 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including third quarter 2015 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters Inc.

Kristen Zaccagnini, 412-432-3300